InnerWorkings Announces Fourth Quarter and Full-Year 2016 Results
Fourth quarter gross profit (net revenue) increased 10% compared to prior year;
record $140 million in new enterprise contracts signed in 2016 positions company for strong 2017
CHICAGO, IL - February 23, 2017 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced financial results for the three months and year ended December 31, 2016. For all non-GAAP references below, please refer to the non-GAAP reconciliation tables at the end of this release for more information.
“2016 was another record year of profitable growth and new client wins,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “The success of our strategy in developing global scale across a full suite of marketing execution solutions has yielded improving margins and we expect this trend to continue in 2017.”
Fourth Quarter 2016 Highlights

•	Gross revenue was $270.4 million in the fourth quarter of 2016, slightly above $270.3 million in the fourth quarter of 2015.

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Gross profit (net revenue) was $68.7 million, or 25.4% of gross revenue in the fourth quarter of 2016, a 10% increase compared to $62.5 million, or 23.1% of gross revenue, in the same period of last year.

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Net income for the fourth quarter of 2016 was $5.0 million, or $0.09 per diluted share, which included a $0.8 million reduction in after-tax depreciation expense due to an estimate change (see page 2).

•	Non-GAAP diluted earnings per share for the fourth quarter of 2016 were $0.12, a 100% increase compared to $0.06 in the fourth quarter of 2015.

•	Non-GAAP adjusted EBITDA was $15.7 million in the fourth quarter of 2016, reflecting 20% growth as compared to $13.1 million in the fourth quarter of 2015.
Full-Year 2016 Highlights

•	Gross revenue in 2016 was $1,090.7 million, an increase of 6% compared with $1,029.4 million in 2015.

•	2016 gross profit (net revenue) was $263.5 million, or 24.2% of gross revenue, an increase of 10% compared to $240.2 million, or 23.3% of gross revenue, in 2015.

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Net income in 2016 was $4.4 million, or $0.08 per diluted share, and was heavily impacted by the accounting adjustment related to the increase in the value of contingent consideration for prior acquisitions.

•	2016 non-GAAP diluted earnings per share were $0.38, an increase of 58% compared to $0.24 in 2015.

•	2016 non-GAAP adjusted EBITDA was a record $59.2 million, a 16% increase compared to $50.8 million in 2015.

•	InnerWorkings signed new enterprise contracts during 2016 totaling $140 million of annual revenue at full run-rate, with nearly half stemming from expanded relationships with active clients.
“We ended the year on a very strong note, exceeding our revenue and non-GAAP diluted earnings per share guidance for 2016, even after raising our expectations in November,” said Jeffrey P. Pritchett, Chief Financial Officer of InnerWorkings. “We enter 2017 well positioned to execute against our plan, with a robust backlog of new contractual revenue and a very strong balance sheet.”
Outlook
The Company expects 2017 annual revenue to range between $1.155 billion and $1.185 billion, representing growth of 6% to 9% compared to 2016. Non-GAAP adjusted EBITDA is expected to be between $65.0 million and $68.0 million in 2017, representing growth of 10% to 15% compared to 2016. The Company forecasts 2017 non-GAAP diluted earnings per share to be $0.44 to $0.47, representing growth of 16% to 24% compared to 2016.

Conference Call
Eric D. Belcher, Chief Executive Officer, and Jeffrey P. Pritchett, Chief Financial Officer, will host a conference call to discuss the results today at 4:30 p.m. Central time (5:30 p.m. Eastern time).
The phone number to access the conference call is (877) 771-7024. A live audio webcast of the call will be available through InnerWorkings’ website at http://investor.inwk.com/events.cfm. A replay of the webcast will be available later today at the same location.
Depreciation Expense - Change in Accounting Estimate
In accordance with the Company’s fixed asset policy, the Company reviews the estimated useful lives of all the fixed assets, including internally developed software at least once a year or if there are indicators that a useful life has changed. The review during the fourth quarter of 2016 indicated that the estimated useful lives of certain proprietary internally developed software were longer than the current estimated useful lives. As a result, effective October 1, 2016, the Company changed the estimated useful lives of a portion of its internally developed software. The estimated useful lives of such assets were increased by an average of approximately 4.5 years. These assets had a net book value of $20.8 million as of October 1, 2016. The effect of this change in estimate resulted in a reduction of depreciation expense by $1.4 million, increase in net income by $0.8 million, and increase in basic and diluted earnings per share by $0.02 for the quarter and year ended December 31, 2016.
Non-GAAP Financial Measures
This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share. We believe these measures provide useful information to investors because they provide information about the estimated financial performance of the Company's ongoing business. These measures are used by management in its financial and operational decision-making and evaluation of overall operating performance. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures, please see the reconciliation of non-GAAP adjusted EBITDA and non-GAAP diluted earnings per share included in this release.
The Company has not quantitatively reconciled its guidance for non-GAAP adjusted EBITDA or non-GAAP diluted earnings per share to their most comparable GAAP measure because the Company does not provide specific guidance for the various reconciling items as certain items that impact these measures have not occurred, are out of the Company’s control, or cannot be reasonably predicted, including potential changes in contingent consideration value. Accordingly, a reconciliation to the nearest GAAP financial metric is not available without unreasonable effort. Please note that the unavailable reconciling items could significantly impact the Company’s financial results.
Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is based in Chicago, IL and employs more than 1,500 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, and transportation. For more information visit: www.inwk.com.
CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Revenue	$270,418	$270,311	$1,090,704	$1,029,353
Cost of goods sold	201,691	207,772	827,156	789,159
Gross profit	68,727	62,539	263,548	240,194
Operating expenses:
Selling, general and administrative expenses	54,456	52,456	209,967	197,291
Depreciation and amortization	3,534	4,629	17,916	17,472
Change in fair value of contingent consideration	442	(1,961)	10,417	(270)
Goodwill impairment charge	—	37,539	—	37,539
Intangible asset impairment charges	70	202	70	202
Restructuring and other charges	1,181	1,053	5,615	1,053
Income (loss) from operations	9,044	(31,379)	19,563	(13,093)
Other income (expense):
Interest income	23	14	86	69
Interest expense	(918)	(1,230)	(4,171)	(4,612)
Other, net	(169)	(2,143)	(153)	(3,135)
Total other expense	(1,064)	(3,359)	(4,238)	(7,678)
Income (loss) before income taxes	7,980	(34,738)	15,325	(20,771)
Income tax expense	2,933	6,192	10,955	12,292
Net income (loss)	$5,047	$(40,930)	$4,370	$(33,063)

Basic earnings (loss) per share	$0.09	$(0.77)	$0.08	$(0.63)
Diluted earnings (loss) per share	$0.09	$(0.77)	$0.08	$(0.63)

Weighted-average shares outstanding – basic	54,025	53,093	53,607	52,791
Weighted-average shares outstanding – diluted	55,019	53,093	54,460	52,791

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2016	December 31, 2015

Assets
Current assets:
Cash and cash equivalents	$30,924	$30,755
Accounts receivable, net	182,874	188,819
Unbilled revenue	32,723	30,758
Inventories	31,638	33,327
Prepaid expenses	18,772	14,353
Other current assets	24,769	31,825
Total current assets	321,700	329,837
Property and equipment, net	32,656	32,681
Intangibles and other assets:
Goodwill	202,700	206,257
Intangible assets, net	31,538	37,715
Deferred income taxes	1,031	586
Other non-current assets	1,374	1,391
Total intangibles and other assets	236,643	245,949
Total assets	$590,999	$608,467
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	121,289	170,244
Current portion of contingent consideration	19,283	11,387
Due to seller	—	402
Accrued expenses	30,067	31,363
Other current liabilities	35,049	17,866
Total current liabilities	205,688	231,262
Revolving credit facility	107,468	99,258
Deferred income taxes	11,291	10,526
Contingent consideration, net of current portion	—	10,775
Other non-current liabilities	1,926	2,510
Total liabilities	326,373	354,331
Stockholders' equity:
Common stock	6	6
Additional paid-in capital	224,480	213,566
Treasury stock at cost	(49,458)	(52,207)
Accumulated other comprehensive loss	(20,799)	(13,993)
Retained earnings	110,397	106,764
Total stockholders' equity	264,626	254,136
Total liabilities and stockholders' equity	$590,999	$608,467

Condensed Consolidated Statement of Cash Flows

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income (loss)	$5,047	$(40,930)	$4,370	$(33,063)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,534	4,629	17,916	17,472
Stock-based compensation expense	1,474	1,019	5,572	5,873
Deferred income taxes	3,407	6,179	4,084	6,947
Change in fair value of contingent consideration liability	442	(1,961)	10,417	(270)
Goodwill impairment charge	—	37,539	—	37,539
Intangible asset impairment charges	70	202	70	202
Bad debt provision	738	734	2,171	1,949
Secured asset reserve	—	2,023	—	2,023
Venezuela remeasurement charges	—	890	—	890
Excess tax benefit from exercise of stock awards	(4,030)	—	(4,030)	—
Other operating activities	52	52	210	210
Change in assets, net of acquisitions:
Accounts receivable and unbilled revenue	14,607	7,198	1,809	(10,361)
Inventories	13,739	4,928	1,690	(8,188)
Prepaid expenses and other assets	(1,131)	7,298	2,442	(6,138)
Change in liabilities, net of acquisitions:
Accounts payable	(8,691)	21,728	(48,955)	26,199
Accrued expenses and other liabilities	4,898	(871)	12,759	2,118
Net cash provided by operating activities	34,156	50,657	10,525	43,402

Cash flows from investing activities
Purchases of property and equipment	(2,817)	(2,908)	(13,319)	(15,034)
Net cash used in investing activities	(2,817)	(2,908)	(13,319)	(15,034)

Cash flows from financing activities
Net short-term secured borrowings (repayments)	1,225	(248)	405	(799)
Payments of contingent consideration	(366)	—	(11,374)	(8,010)
Net borrowing (repayments) of revolving credit facility	(25,983)	(28,770)	8,739	(5,281)
Proceeds from exercise of stock options	634	544	2,636	1,195
Repurchases of common stock	—	—	—	(4,897)
Excess tax benefit from exercise of stock awards	4,030	—	4,030	—
Other financing activities	(186)	(169)	(866)	(594)
Net cash provided by (used) in financing activities	(20,646)	(28,643)	3,570	(18,386)

Effect of exchange rate changes on cash and cash equivalents	(556)	(989)	(607)	(1,805)
Increase in cash and cash equivalents	10,137	18,117	169	8,177
Cash and cash equivalents, beginning of period	20,787	12,638	30,755	22,578
Cash and cash equivalents, end of period	$30,924	$30,755	$30,924	$30,755

Reconciliation of Non-GAAP Adjusted EBITDA and Non-GAAP Diluted Earnings Per Share
(Unaudited)

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net income (loss)	$5,047	$(40,930)	$4,370	$(33,063)
Income tax expense	2,933	6,192	10,955	12,292
Total other expense	1,064	3,359	4,238	7,678
Depreciation and amortization	3,534	4,629	17,916	17,472
Stock-based compensation expense	1,474	1,019	5,572	5,873
Change in fair value of contingent consideration	442	(1,961)	10,417	(270)
Goodwill impairment charge	—	37,539	—	37,539
Intangible asset impairment charges	70	202	70	202
Restructuring and other charges	1,181	1,053	5,615	1,053
Secured asset reserve	—	2,023	—	2,023
Non-GAAP Adjusted EBITDA	$15,745	$13,125	$59,153	$50,799

(in thousands, except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net income (loss)	$5,047	$(40,930)	$4,370	$(33,063)
Change in fair value of contingent consideration, net of tax	442	(1,962)	10,417	(282)
Goodwill impairment charge	—	37,539	—	37,539
Intangible asset impairment charges, net of tax	56	153	56	153
Restructuring and other charges, net of tax	909	873	4,873	873
Venezuela remeasurement charges	—	1,521	—	1,521
Secured asset reserve, net of tax(1)	—	1,239	—	1,239
Realignment-related income tax charges	$282	$4,685	$1,179	$4,685
Adjusted net income	$6,736	$3,118	$20,895	$12,665
Weighted average shares outstanding, diluted	55,019	53,093	54,460	52,791
Non-GAAP Diluted Earnings Per Share	$0.12	$0.06	$0.38	$0.24